EXHIBIT 1-A – 11.1

Consent of Independent Auditors

We consent to the use in this Offering Statement on Form 1-A of Techsoup Global of our report dated July 27, 2018, relating to the consolidated financial statements of Techsoup Global as of June 30, 2017, and for the year then ended, and to the reference of our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Moss Adams LLP

San Francisco, California

September 14, 2018